Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163670 on Form S-8 of our report dated March 25, 2013, which includes an explanatory paragraph related to the uncertainty of the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Sorrento Therapeutics, Inc. and Subsidiary for the year ended December 31, 2012, appearing in this Annual Report on Form 10-K of Sorrento Therapeutics, Inc. and Subsidiary.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 25, 2013